Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form F-3 and Form S-8) pertaining to Rada Electronic Industries Ltd. 1993, 1994, 1996, 1999 Stock Option Plans and warrants to directors and pertaining to the Prospectus of Rada Electronic Industries Ltd. for the registration of 13,507,146 of its Ordinary shares of our report dated June 23, 2003 with respect to the consolidated financial statements of Rada Electronic Industries Ltd. And its subsidiaries included in the Annual Report (Form 20-F) for the year ended December 31, 2003.




                            /s/ Luboshitz Kasierer
                            Luboshitz Kasierer
                            An Affiliate Member of Ernst & Young International

Tel Aviv, Israel
April 15, 2004